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                                                                 Exhibit 10.34

April 13, 1999

Michael A. Stein
Nordstroms, Inc.
1617 Sixth Avenue
Seattle, WA 98101

   Re:  Streamline, Inc.

Dear Mr. Stein:

    As we have discussed, we are in the process of filing for our initial public offering ("IPO") of Streamline common stock. This offering is expected to provide gross proceeds of $60 million and provide sufficient capital for operations and expansion. However, our underwriters have informed us that in order to file a successful IPO we must have an unqualified or "clean" opinion on our audited financial statements. To do so, we must combine our existing capital of approximately $10 million with a secured means of financing operations for the next twelve months in case we are unable to access the public markets as planned.

   This letter is to confirm the understanding between Streamline.com, Inc. ("Streamline") and Nordstrom, Inc. ("Nordstrom") concerning Nordstrom's agreement to provide Streamline with additional financing of up to $10 million, subject to the terms and conditions specified below.

   At any time from the date hereof through April 2000, provided Streamline has not effected an offering of common stock to the public or obtained private financing from other investors, should Streamline notify Nordstrom in writing that Streamline requires additional financing to support its operations, Nordstrom agrees to purchase from Streamline such number of additional shares of Streamline's Series D Convertible Preferred Stock ("Series D Shares") as Streamline may request not to exceed an aggregate purchase price of $10 million. The terms and conditions of such purchase would be the same as the terms and conditions of Nordstrom's purchase of Series D Shares in September 1998 except, that the Company shall redeem such shares, two years from the date of issuance, for the aggregate purchase price plus secured dividends at a rate of 6% per annum. In addition, the total fair market value of the preferred stock less the redemption paid will remain outstanding as preferred stock.

   In consideration for this financing commitments. Streamline agrees to issue to Nordstrom a three year warrant to purchase 150,000 shares of common stock at an exercise price of $3.50 per share (75,000 shares and $7.00 after a 1 for 2 reverse stock split.)

   Please sign this letter where indicated below to indicate your agreement to the financing commitment described above.

                                 STREAMLINE, INC.

                                 By:  /s/ Timothy A. DeMello
                                      ----------------------
                                        Timothy A. DeMello
                                        President

Agreed:

NORDSTROM, INC.

By:  /s/ Michael A. Stein
     --------------------
       Michael A. Stein